EXHIBIT 23.2

    SELECTED FINANCIAL DATA ADDITIONAL DISCLOSURE FOR FASB NO. 142, "GOODWILL
                          AND OTHER INTANGIBLE ASSETS"

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which addresses the financial accounting and reporting standards for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill no longer be amortized, and instead, be tested for impairment on a periodic basis.

In accordance with SFAS 142, the Company discontinued the amortization of goodwill effective January 1, 2002. In addition, the Company re-characterized acquired assembled workforce as goodwill because it is no longer defined as an acquired intangible asset under SFAS No. 141, "Business Combinations". The provisions of SFAS 142 also require the completion of a transitional impairment test within nine months of adoption, with any impairment treated as a cumulative effect of change in accounting principle. During the first quarter of 2002, the Company completed the transitional impairment test, which did not result in impairment of recorded goodwill. In addition, the Company completed its annual impairment test on October 1, 2002, which did not result in impairment of recorded goodwill. The Company will continue to monitor the carrying value of goodwill through annual impairment tests.

A reconciliation of previously reported net loss and net loss per share to the amounts adjusted for the exclusion of goodwill and assembled workforce amortization follows (in thousands, except per share amounts):

                                                 FISCAL YEAR ENDED DECEMBER 31,
                                                 ------------------------------

                                                  2001       2000       1999
                                                ---------  ---------  ---------
Reported net loss. . . . . . . . . . . . . . .  $(71,186)  $(75,311)  $(18,721)
Add: Goodwill amortization . . . . . . . . . .     4,052        219          -
     Assembled workforce amortization . .            593         20          -
                                                ---------  ---------  ---------
Adjusted net loss. . . . . . . . . . . . . . .  $(66,541)  $(75,072)  $(18,721)
                                                =========  =========  =========

Net loss per share, basic and diluted. . . . .  $  (1.53)  $  (2.43)  $  (4.60)
Add: Goodwill amortization . . . . . . . . . .      0.09       0.01          -
     Assembled workforce amortization . .           0.01       0.00          -
                                                ---------  ---------  ---------
Adjusted net loss per share, basic and diluted  $  (1.43)  $  (2.42)  $  (4.60)
                                                =========  =========  =========